SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):           July 22, 2004

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, St. Paul, Minnesota		55102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, include area code: 651-293-2233

(Not applicable)
(Former name or former address, if changed from last report.)

Item 5.  Other Events and Regulation FD Disclosure.

On July 22, 2004, Ecolab Inc. (“Ecolab”) announced earnings for the second quarter and the six-month periods ended June 30, 2004.

Diluted net income per share rose 20% to $0.30, compared to last year’s $0.25 per share.  Consolidated sales increased 10% to $1 billion in 2004’s second quarter.  Net income rose 17% to $78 million.  Currency translation had a favorable impact on net income of approximately $2.5 million for the second quarter of 2004.

Second quarter sales for Ecolab’s United States Cleaning & Sanitizing operations rose 5% to $451 million.  Excluding acquisitions and divestitures, sales rose 4% for the quarter. Ecolab’s United States Cleaning & Sanitizing operating income rose 5% to $75 million.  Ecolab’s United States Other Services sales increased 4% to $86 million in the second quarter.  Operating income grew 20% to $8 million.  Sales of Ecolab’s International Cleaning & Sanitizing operations rose 8% in the second quarter when measured at fixed currency rates to $486 million. Excluding acquisitions and divestitures, sales rose 4%.  Fixed currency operating income rose 12% to $50 million.  At public currency rates, International Cleaning and Sanitizing sales increased 17% and operating income grew 23%.

Ecolab reacquired 180,000 shares of its common stock during the second quarter.

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2004

(unaudited)

	Second Quarter		Six Months
(thousands, except per share)	2004	2003	2004	2003

Net Sales	$1,042,711	$946,735	$2,022,082	$1,822,587

Cost of Sales *	504,609	466,734	978,703	897,216
Selling, General and Administrative Expenses	402,487	358,783	787,820	702,816
Special Charges (Income)	(254)	(147)	3,551	(344)

Operating Income	135,869	121,365	252,008	222,899

Interest Expense, Net	11,217	11,752	22,390	22,455

Income before Income Taxes	124,652	109,613	229,618	200,444

Provision for Income Taxes	46,359	42,458	85,319	77,971

Net Income	$78,293	$67,155	$144,299	$122,473

Diluted Net Income per Common Share	$0.30	$0.25	$0.55	$0.46

Weighted-Average Common Shares Outstanding
Basic	257,135	261,246	257,080	260,847
Diluted	260,905	264,553	260,645	264,236

* Cost of sales includes income from reductions in restructuring accruals of $16 for the second quarter ended June 30, 2004 and $66 and $45 for the six months ended June 30, 2004 and 2003, respectively.

ECOLAB INC.

OPERATING SEGMENT INFORMATION

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2004

(unaudited)

	Second Quarter		Six Months
(thousands)	2004	2003	2004	2003

Net Sales
United States
Cleaning & Sanitizing	$450,625	$430,901	$881,359	$848,200
Other Services	85,875	82,963	163,650	156,292
Total	536,500	513,864	1,045,009	1,004,492
International Cleaning & Sanitizing	485,819	448,744	924,993	864,467
Effect of Foreign Currency Translation	20,392	(15,873)	52,080	(46,372)
Consolidated	$1,042,711	$946,735	$2,022,082	$1,822,587

Operating Income
United States
Cleaning & Sanitizing	$75,297	$71,943	$152,587	$141,849
Other Services	8,123	6,785	13,321	10,432
Total	83,420	78,728	165,908	152,281
International Cleaning & Sanitizing	50,049	44,524	84,998	75,104
Corporate Expense*	270	106	(3,485)	348
Effect of Foreign Currency Translation	2,130	(1,993)	4,587	(4,834)
Consolidated	$135,869	$121,365	$252,008	$222,899

*       Consistent with the company’s internal management reporting, corporate expense includes income from reductions in restructuring accruals of $270 and $106 for the second quarter ended June 30, 2004 and 2003, respectively and $495 and $348 for the six months ended June 30, 2004 and 2003, respectively.  Corporate expense for the six months ended June 30, 2004 also includes a charge of $3,980 related to the disposal of a grease management product line.

CONSOLIDATED BALANCE SHEET

JUNE 30, 2004

(thousands)	June 30 2004	December 31 2003	June 30 2003
	(unaudited)		(unaudited)

Assets
Current assets
Cash and cash equivalents	$41,246	$85,626	$30,572
Accounts receivable, net	676,158	626,002	644,294
Inventories	322,453	309,959	325,986
Deferred income taxes	76,359	75,820	78,866
Other current assets	64,390	52,933	60,243
Total current assets	1,180,606	1,150,340	1,139,961

Property, plant and equipment, net	771,963	736,797	708,136

Goodwill, net	890,937	797,211	780,308

Other intangible assets, net	228,264	203,859	210,535

Other assets, net	341,062	340,711	281,995

Total assets	$3,412,832	$3,228,918	$3,120,935

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$100,976	$70,203	$97,506
Accounts payable	226,164	212,287	222,168
Compensation and benefits	191,496	190,386	162,602
Income taxes	48,561	59,829	60,271
Other current liabilities	342,233	319,237	327,737
Total current liabilities	909,430	851,942	870,284

Long-term debt	611,385	604,441	601,981

Postretirement health care and pension benefits	250,899	249,906	224,248

Other liabilities	246,396	227,203	172,071

Shareholders’ equity	1,394,722	1,295,426	1,252,351

Total liabilities and shareholders’ equity	$3,412,832	$3,228,918	$3,120,935

Item 7.             Financial Statements and Exhibits.

(c)          Exhibits.

The following exhibit is furnished pursuant to Item 12 of Form 8-K and should not be deemed to be “filed” under the Securities Exchange Act of 1934.

(99)    Ecolab Inc. News Release dated July 22, 2004

Item 12.  Results of Operations and Financial Condition.

On July 22, 2004, Ecolab announced earnings for the second quarter and the six-month periods ended June 30, 2004.  A copy of the News Release issued by Ecolab in connection with this report under Item 12 is attached as Exhibit (99) and incorporated by reference herein.  Ecolab also will publish the News Release, including the supplemental information contained therein, on its website under the heading Investor Information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

	By:	/s/Timothy P. Dordell
Timothy P. Dordell
Assistant Secretary

Date: July 22, 2004

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing

(99)	Ecolab Inc. News Release dated July 22, 2004.	Filed herewith electronically.